EXHIBIT 99.2

[LETTERHEAD]

Written Statement of the Chief Financial Officer

I, Jay M. Gratz, as Executive Vice President and Chief Financial Officer of Ryerson Tull, Inc., state and certify that this Form 11-K Annual Report for the period ended December 31, 2002 for the Ryerson Tull Savings Plan, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in this Form 11-K Annual Report for the period ended December 31, 2002 for the Ryerson Tull Savings Plan, fairly presents, in all material respects, the financial condition and results of operations of the Ryerson Tull Savings Plan.

/S/ JAY M. GRATZ
Jay M. Gratz Executive Vice President & Chief Financial Officer (Principal Financial Officer) June 27, 2003